EXHIBIT 99.1

Terra Tech Corp. Reports Financial Results for the Third Quarter of 2017

Revenues increased 46% year-over-year, driven by adult-use sales in Nevada

IRVINE, CA – November 9, 2017 -- Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically integrated cannabis-focused agriculture company, today announced its third quarter 2017 financial results for the period ended September 30, 2017.

“The third quarter marked the expansion of Blüm(SM)’s cannabis sales into Nevada’s adult-use market for the first time,” said Derek Peterson, Chief Executive Officer of Terra Tech Corp., “This was a turning point for the Company, as it opened up our total addressable market significantly. We are pleased with our early-stage traction in the adult-use market, which drove 82% revenue growth in the cannabis segment compared with the same period in the prior year. To support the increased demand for cannabis products throughout Nevada we are expanding our cultivation and production facilities through an arrangement with NuLeaf, and expect to start ramping production at the new facilities in Sparks, NV and Reno, NV by the end of the year.”

Mr. Peterson continued, “We expect the favorable market conditions to continue to accelerate our growth, with California adult-use sales expected to come online in 2018. We have taken several steps to position the Company to leverage this major opportunity, including expanding our Blüm brand in California by operating a new dispensary in Santa Ana (previously known as The Reserve), and constructing a new Blüm dispensary in San Leandro, which is expected to open in early 2018. We are investing in our California production facilities so that we can rapidly pivot to meet demand from the adult-use market as legal sales commence in 2018. During the third quarter we signed our second craft cultivator agreement to enable us to expand our production, and our new cultivation facility in Oakland, California is expected to be fully operational in early 2018.

“The cannabis segment contributed 86% of total revenues in the third quarter and represents a major growth opportunity for Terra Tech. As we advance our plans to grow market share in the cannabis market, we are also experiencing success with Edible Garden™, a provider of herbs and leafy greens to consumers in the U.S., which saw improved gross profits and gross profit margins year over year. We are encouraged by the strong results we reported this quarter and look forward to continuing to grow the business and build value for our shareholders,” concluded Mr. Peterson.

Financial Update:

•	Total revenues generated for the third quarter ended September 30, 2017 were $10.1 million, compared to $7.0 million in the same period in 2016. The increase was driven by sales in the cannabis segment which increased 81.8%, due to higher sales from the Company's four Nevada-based Blüm Dispensaries. It was partially offset by lower sales from Edible Garden due to the discontinuation of sales of its low-margin floral products.

•	Gross profits for the third quarter ended September 30, 2017 were approximately $2.3 million, compared with $1.3 million in the prior year period. Gross margin for the third quarter of 2017 amounted to approximately 23%, compared with a gross margin of approximately 18% for the third quarter of 2016. The improvement in gross margin was due to the sales of higher margin cannabis products and the expiration of the floral product contract at Edible Garden.

•	Selling, general and administrative expenses for the third quarter of 2017 amounted to approximately $6.2 million, compared to approximately $5.9 million for the third quarter of 2016. The increase was partially due to an increase in salaries due to new hires associated with the Blüm dispensaries and an increase in accounting and compliance personnel costs. Other expenses include an increase in depreciation expense due to fixed assets placed in service for the Nevada dispensaries.

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•	The Company realized an operating loss of approximately $3.9 million for the third quarter of 2017, compared to an operating loss of approximately $4.7 million for the third quarter of 2016.

•	The net loss attributable to Terra Tech for the quarter ended September 30, 2017 was approximately $7.8 million, or $0.01 per share, compared with a net loss of $5.6 million, or $0.02 per share for the quarter ended September 30, 2016.

•	Stockholders' equity for the third quarter of 2017 amounted to approximately $75.8 million, compared to approximately $52.2 million as of December 31, 2016.

•	The Company had no short-term debt as of September 30, 2017, compared with approximately $564,000 as of December 31, 2016. Long term debt was $2.1 million as of September 30, 2017, compared with $1.4 million as of December 31, 2016.

Business Update:

•	Cannabis Segment Updates:

o	Nevada:
	o	Blüm dispensaries in Nevada expanded sales activities to include the adult-use market on July 1, 2017.
	o	Announced plans to acquire 50% of NuLeaf Sparks Cultivation LLC and NuLeaf Reno Production LLC to fast track Terra Tech's cultivation and production facilities.
	o	In August 2017, the Company acquired an additional 38% ownership in MediFarm. Previously, the Company owned 60%. As of September 30, 2017, the Company has 98% ownership of MediFarm.

o	California
	o	Expanded retail operations into Santa Ana, Southern California, through the acquisition of the assets of Tech Center Drive Management LLC, which operated The Reserve OC medical cannabis dispensary. Subsequent to the closing, The Reserve was rebranded as a Blüm dispensary.
	o	Signed the second Craft Cultivator agreement to grow the Company's proprietary high grade "IVXX™" cannabis flowers and oils. The farm, Cultivar Inc., is located in Salinas, California and is approved for up to six acres of cannabis cultivation, to be grown in high tech, climate-controlled greenhouses.

o	Miscellaneous:
	o	Filed a patent application with the U.S. Patent and Trademark Office (USPTO) for innovative cannabis-infused rolling papers; expected to launch in 2018 under the IVXX™ brand.

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•	Edible Garden Updates:

o	Launched a new line of fresh-cut herbs, under the name 'Snip Its®’, for consumers seeking healthier salad alternatives that are free of genetically modified organisms.

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Secured a feature slot for its nutritionally-enhanced SUPERLEAF™ salad on the television show 'Plant Based by Nafsika', on A&E's FYI Channel. Edible Garden also aired commercials during the program's advertisement breaks.

•	Corporate Governance:

o	Appointed Mr. Alan Gladstone to provide strategic guidance to management as the Company enters a new growth phase.

Conference Call

The company will also host a conference call today, Thursday, November 9, 2017 at 4:30 PM Eastern to discuss its financial results and the outlook for 2017.

Dial-In Number: 1-857-232-0157

Access Code: 422095

For those unable to participate in the live conference call, a replay will be available at http://smallcapvoice.com/blog/trtc

An archived version of the webcast will also be available on the investor relations section of the company's website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as Aldi, ShopRite, Walmart, Meijer, Kroger, Stop & Shop and others nationwide.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

Tables to Follow

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TERRA TECH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Total Revenues	$10,121,375	$6,950,365	$24,788,704	$18,198,441
Cost of Goods Sold	7,786,437	5,694,289	20,588,330	15,380,864

Gross Profit	2,334,938	1,256,076	4,200,374	2,817,577

Selling, General and Administrative Expenses	6,238,110	5,942,636	18,653,697	13,233,888

Loss from Operations	(3,903,172)	(4,686,560)	(14,453,323)	(10,416,311)

Other Income (Expense):
Amortization of Debt Discount	(490,068)	(610,089)	(1,616,338)	(922,621)
Impairment of Property	(138,037)	-	(138,037)	-
Loss on Extinguishment of Debt	(1,373,538)	-	(4,052,133)	(920,797)
Loss from Derivatives Issued with Debt Greater than Debt Carrying Value	-	(867,000)	-	(1,355,000)
Gain (Loss) on Fair Market Valuation of Derivatives	(1,475,900)	771,000	1,122,050	(595,700)
Interest Expense	(119,650)	(159,633)	(407,993)	(276,193)
Loss on Fair Market Valuation of Contingent Consideration	-	-	(4,426,047)	-
Gain on Settlement of Contingent Consideration	-	-	4,991,571	-

Total Other Income (Expense)	(3,597,193)	(865,722)	(4,526,927)	(4,070,311)

Loss Before Provision for Income Taxes	(7,500,365)	(5,552,282)	(18,980,250)	(14,486,622)
Provision for Income Taxes	-	410,300	-	791,300

NET LOSS	(7,500,365)	(5,962,582)	(18,980,250)	(15,277,922)

Net (Gain) Loss Attributable to Non-Controlling Interest	(292,568)	374,823	621,560	629,861

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(7,792,933)	$(5,587,759)	$(18,358,690)	$(14,648,061)

Net Loss Per Common Share Attributable to Terra Tech Corp. Common Stockholders – Basic and Diluted	$(0.01)	$(0.02)	$(0.03)	$(0.04)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	720,366,345	352,676,081	624,153,141	343,052,572

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TERRA TECH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(Unaudited)

ASSETS

Current Assets:
Cash	$6,651,398	$9,749,572
Accounts Receivable	666,306	747,792
Inventory	4,481,793	1,909,330
Prepaid Expenses and Other Current Assets	6,457,920	704,721

Total Current Assets	18,257,417	13,111,415

Property, Equipment and Leasehold Improvements, Net	10,973,932	10,464,764
Intangible Assets, Net	28,960,102	23,627,098
Goodwill	28,921,260	28,921,260
Other Assets	244,804	54,193

TOTAL ASSETS	$87,357,515	$76,178,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current Liabilities:
Accounts Payable and Accrued Expenses	$4,210,514	$2,417,400
Derivative Liabilities	4,639,000	6,987,000
Short-Term Debt	-	564,324
Income Taxes Payable	557,859	615,830
Contingent Consideration	-	12,085,859

Total Current Liabilities	9,407,373	22,670,413

Long-Term Liabilities:
Long-Term Debt	2,133,904	1,354,352

Total Long-Term Liabilities	2,133,904	1,354,352

Total Liabilities	11,541,277	24,024,765

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, Convertible Series A, Par Value $0.001: 100 Shares Authorized as of September 30, 2017 and December 31, 2016; 100 Shares Issued and Outstanding as of September 30, 2017 and December 31, 2016	-	-
Preferred Stock, Convertible Series B, Par Value $0.001: 49,999,900 Shares Authorized as of September 30, 2017 and December 31, 2016; 0 and 36,825,953 Shares Issued and Outstanding as of September 30, 2017 and December 31, 2016, respectively	-	36,826
Common Stock, Par Value $0.001: 990,000,000 Shares Authorized as of September 30, 2017 and December 31, 2016; 863,733,855 and 553,863,812 Shares Issued and Outstanding as of September 30, 2017 and December 31, 2016, respectively	863,734	553,864
Additional Paid-In Capital	165,367,190	124,915,182
Accumulated Deficit	(91,229,689)	(72,870,999)

Total Terra Tech Corp. Stockholders’ Equity	75,001,235	52,634,873
Non-Controlling Interest	815,003	(480,908)

Total Stockholders’ Equity	75,816,238	52,153,965

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,357,515	$76,178,730

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